Exhibit 99.1

Moody’s revises Coventry outlook to positive

Wed June 11, 2003 04:45 PM ET
(The following statement was released by the rating agency)

Approximately $175 Million of Senior Notes Affected

NEW YORK, June 11 — Moody’s Investors Service confirmed Coventry Health Care, Inc.’s ratings (senior unsecured notes at Ba3). The rating outlook has been changed to positive.

The outlook change reflects improved upstream dividend capabilities due to stronger health plan performance; better than expected organic growth during 2002; and continued success with an acquisition strategy that has been internally funded.

The Ba3 ratings recognize Coventry’s demonstrated ability to turnaround under-performing health plans during 2002. The ratings also reflect its moderate level of debt and the diversity of the company’s parent cash flow comprised of dividends from regulated entities as well as funds from other, non-regulated sources. Risk factors include a somewhat limited track record of improved dividends and parent cash flow capability, an acquisition growth strategy which can require capital infusions, reliance on primarily traditional HMO and risk lives, and strong provider groups in certain key markets.

The ratings also consider integration risk associated with the December 2002, $40 million Mid-America Health Partners acquisition in Kansas City, Coventry’s largest acquisition to date. If Coventry continues to make small to moderate, internally-funded acquisitions, dividends and non-regulated cash flow are sustained at recently improved levels, and capital infusions are kept to a minimum due to improved health plan performance and/or better capitalized acquisition targets, the ratings could move upward. Alternatively, declines in non-regulated cash flow or dividends coupled with larger capital infusions, an unanticipated rise in medical cost trends, or larger debt-financed acquisitions could have a negative impact on the ratings.

The positive rating outlook is supported by improved medical loss ratios, which is particularly important since Coventry bears the risk of medical costs on the majority of its business. This improved performance has resulted in stronger dividend capability from regulated health plan subsidiaries, which reduces reliance on non-regulated sources of cash flow, largely stemming from pharmaceutical rebates, management fees and licensing fees. Coventry has used this excess cash flow to strengthen capital levels at several regulated subsidiaries and on a consolidated basis, currently maintains adequacy in the 160% range on a CAL basis, with the expectation of maintaining minimum capital levels in the 125% range.

Moody’s notes that a key source of liquidity for this company is cash held at the parent. Currently at $106 million (at the end of Q1 03), this level is expected to be maintained at all times in excess of $50 million. We believe this level is adequate for an issuer at this rating level, especially in light of the absence of bank lines. Rating confirmed: Coventry Health Care, Inc. — Ba3 rating for the $175 million 8.125% senior unsecured notes due 2012. Ratings assigned: Coventry Health Care, Inc. — Ba3 senior implied and Ba3 issuer rating.

Coventry Health Care Inc. based in Bethesda, Maryland, is a managed care company with approximately 2.13 million members in 12 states.